UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20449

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: _________

                          Consolitdated Oil & Gas Corp.
             (Exact name of registrant as specified in its charter)

                     P.O. Box 2370, Alvin, Texas 77512-2370
                                 (281) 331-5580
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                      None
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     |X|             Rule 12h-3(b)(1)(i)     |_|
Rule 12g-4(a)(1)(ii)    |X|             Rule 12h-3(b)(1)(ii)    |_|
Rule 12g-4(a)(2)(i)     |_|             Rule 12h-3(b)(2)(i)     |_|
Rule12g-4(a)(2)(ii)     |_|             Rule 12h-3(b)(2)(ii)    |_|
                                        Rule 15d-6

Approximate  number of holders of record as of the certification or notice date:
14

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FAFCO, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                  Consolitdated Oil & Gas Corp.

Date: November 9, 2004            By:       /s/ J.P. Beehner
                                           --------------------
                                  Name:    J.P. Beehner
                                  Title:   Director